Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid
Fees Previously Paid	1	$ 78,757,417.20		$ 10,876.40
	Total Transaction Valuation:	$ 78,757,417.20
	Total Fees Due for Filing:			$ 10,876.40
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 7,048.57
	Net Fee Due:			$ 3,827.83
Offering Note
[1]	Calculated as the aggregate maximum purchase price for shares of common stock, par value $0.01 per share, of Carlyle Credit Solutions, Inc. ("Shares"), based upon the net asset value per Share as of November 30, 2025, of $18.84. This amount is based upon the offer to purchase up to 4,180,330 Shares.

Table 2: Fee Offset Claims and Sources	☐Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	1		Schedule TO	005-90234	12/22/2025		$ 7,048.57
Fee Offset Sources		Carlyle Credit Solutions, Inc.	Schedule TO	005-90234		12/22/2025		$ 7,048.57
Explanation of the basis for claimed offset:
[1]	The fee of $7,048.57 was paid in connection with the filing of the Schedule TO-I by Carlyle Credit Solutions, Inc. (File No. 005-90234) on December 22, 2025.